Exhibit 10.5

[CERTAIN IDENTIFIED INFORMATION, MARKED BY [***], HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.]

TRANSITION SERVICES AGREEMENT

by and between

ADEIA INC.

and

XPERI INC.

Dated [•]

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1

ARTICLE II

TRANSITION SERVICES

Section 2.1	Transition Services	4
Section 2.2	Service Provider Affiliates	4
Section 2.3	Coordinators	4
Section 2.4	Additional Services	5
Section 2.5	Service Changes	5
Section 2.6	Cooperation	6
Section 2.7	Standard of Performance	7
Section 2.8	Pass Through of Third-Party Terms	7

ARTICLE III

LIMITATIONS

Section 3.1	General Limitations	7
Section 3.2	Third-Party Limitations	8
Section 3.3	Dependencies	9
Section 3.4	Compliance Matters	10
Section 3.5	Excluded Services	10
Section 3.6	Force Majeure	10

ARTICLE IV

PAYMENT

Section 4.1	Fees	11
Section 4.2	Billing and Payment Terms	11
Section 4.3	Disputed Invoices	11
Section 4.4	Taxes	12
Section 4.5	No Offset	12

i

ARTICLE V

ACCESS TO NETWORKS AND PREMISES;
DATA PRIVACY AND DATA SECURITY

Section 5.1	Access to Networks	13
Section 5.2	Access to Premises	13
Section 5.3	Data Privacy and Data Security	13

ARTICLE VI

CONFIDENTIALITY

Section 6.1	Confidential Information	13
Section 6.2	Disclosure in Compliance With Law	13
Section 6.3	Unauthorized Disclosures	13
Section 6.4	Injunctive Relief	14

ARTICLE VII

DATA AND INTELLECTUAL PROPERTY

Section 7.1	Ownership of Data and Intellectual Property	14

ARTICLE VIII

INDEMNIFICATION

Section 8.1	Indemnification by Service Recipient	15
Section 8.2	Indemnification by Service Provider	15
Section 8.3	Indemnification Procedures	15

ARTICLE IX

WARRANTIES, DISCLAIMER AND LIMITATION OF LIABILITY

Section 9.1	Disclaimer of Warranties	15
Section 9.2	Limitation of Liability	16

ARTICLE X

TERM AND TERMINATION

Section 10.1	Term of Agreement and Services	16
Section 10.2	Termination	16
Section 10.3	Effect of Termination	18

ii

SCHEDULES

Schedule 2.1	Services

Schedule 2.3	Service Coordinators

Schedule 2.4	Additional Services Request Form

iii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•], (the “Effective Date”), by and between Adeia Inc., a Delaware corporation (“Service Recipient”), and Xperi Inc., a Delaware corporation (“Service Provider”). Each of Service Recipient and Service Provider is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, Service Recipient and Service Provider, acting through their respective direct and indirect Subsidiaries, currently conduct (i) the IP Business and (ii) the Product Business, respectively;

WHEREAS, Service Recipient and Service Provider have entered into a Separation and Distribution Agreement, dated as of [•] (“Separation and Distribution Agreement”), pursuant to which the Parties separated into two separate, publicly traded companies;

WHEREAS, the Parties have executed various Ancillary Agreements, of even date herewith, pursuant to the Separation and Distribution Agreement to facilitate and provide for an ordinary transition in connection with the consummation of the transactions contemplated by the Separation and Distribution Agreement, and to facilitate the ongoing operations of the Product Business and IP Business;

WHEREAS, the Separation and Distribution Agreement and [certain of] the Ancillary Agreements contemplate that the Parties execute a Transition Services Agreement to provide a binding framework for the provisions of transition services to the Service Recipient Group by the Service Provider Group; and

WHEREAS, this Agreement sets forth the terms and conditions for the provision of transition services.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement. Unless the context clearly requires otherwise, the following terms shall have the following meanings:

“Additional Service” has the meaning set forth in Section 2.4.

“Agreement” has the meaning set forth in the preamble.

“Change Order” has the meaning set forth in Section 2.5(a).

“Confidential Information” means any information that is treated as confidential by a Party, including technology, trade secrets, know-how, business operations, plans, strategies, customers, research, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration, marketing, finances, pricing and information. The terms of this Agreement, including its fee and expense structure, are Confidential Information of both Parties. Notwithstanding the foregoing, “Confidential Information” shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information.

“Consent” means any permission, consent, agreement, waiver of any termination right or authorization required from a third party (including any Governmental Entity) for the provision of any Service by Service Provider, or for the receipt of any Service by Service Recipient.

“Covered Action” has the meaning set forth in Section 8.1.

“Data Sharing Agreement” shall mean the Data Sharing Agreement, by and between Service Recipient and Service Provider, dated as of even date herewith.

“Dependent Services” has the meaning set forth in Section 2.5(b).

“Disclosing Party” has the meaning set forth in Section 6.1.

“Effective Date” has the meaning set forth in the preamble.

“Fees” has the meaning set forth in Section 4.1.

“Force Majeure Event” has the meaning set forth in Section 3.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Indemnitees” has the meaning set forth in Section 8.2.

“Losses” means all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Permitted Subcontractor” has the meaning set forth in Section 3.2(f).

“Personnel” shall mean, with respect to any Party, the employees, officers, agents, independent contractors and consultants of such Party, and, with respect to Service Provider, (a) Service Provider Affiliates and (b) any third parties engaged by a Service Provider Party to provide a Service.

“Receiving Party” has the meaning set forth in Section 6.1.

“Service Provider” has the meaning set forth in the preamble.

“Services” has the meaning set forth in Section 2.1.

“Service Change” means a change to all or any part of a Service in accordance with a Change Order.

“Service Coordinator” has the meaning set forth in Section 2.3(a).

“Service Provider Affiliates” shall mean Service Provider’s Affiliates providing Services under this Agreement.

“Service Provider Group” shall mean Service Provider and each Person that is a direct or indirect Subsidiary of Service Provider.

“Service Provider Indemnitees” has the meaning set forth in Section 8.1.

“Service Provider Parties” shall mean Service Provider and Service Provider Affiliates.

“Service Recipient” has the meaning set forth in the preamble.

“Service Recipient Group” shall mean Service Recipient and each Person that is a direct or indirect Subsidiary of Service Recipient.

“Service Recipient Indemnitees” has the meaning set forth in Section 8.2.

“Service Schedules” means Schedule 2.1.

“Term” has the meaning set forth in Section 10.1.

“Terminated Service” has the meaning set forth in Section 10.2(b).

“Terminating Party” has the meaning set forth in Section 10.2(a).

“Transition” means all of the matters under this Agreement, including the establishment of certain vendor Contracts by Service Recipient to replace certain of the Services provided hereunder.

ARTICLE II

TRANSITION SERVICES

Section 2.1 Transition Services. Subject to the terms and conditions of this Agreement, Service Provider shall provide (or cause to be provided) to Service Recipient Group all of the services listed in Schedule 2.1 attached hereto (as such Schedule may be amended pursuant to Section 2.4, the “Services”).

Section 2.2 Service Provider Affiliates. Service Provider may, in its sole discretion, engage, or cause a Service Provider Affiliate to engage, one or more Persons (including third parties or Affiliates of Service Provider) to provide some or all of the Services, subject to the terms set forth herein.

Section 2.3 Coordinators.

(a) The Parties shall each nominate a representative to act as the primary contact person or group with respect to all aspects of the Services, (each, a “Service Coordinator”). Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder shall be directed to the Service Coordinators. The initial Service Coordinators for the Parties, including relevant contact information, are set forth on Schedule 2.3. Either Party may replace its Service Coordinator with an individual or group of comparable qualifications and experience at any time by providing notice in accordance with Section 11.3. Each Party may treat the actions of the other Party’s Service Coordinator as having been authorized by such other Party without further inquiry as to whether such Service Coordinator had authority to so act.

(b) At least monthly during the Term (or at such other frequency as the Parties may agree or when this Agreement otherwise requires), the Service Coordinators shall meet (in person or via telephone or videoconference) for the purposes of:

(i) considering any issues arising out of the performance of the Services;

(ii) discussing the current status of any Service Changes;

(iii) discussing the status of the Transition; and

(iv) considering any other issues arising under or in connection with this Agreement.

Section 2.4 Additional Services. If Service Recipient desires to receive any service that is not part of the Services set forth on the applicable Service Schedules and is not a service that the Parties specifically agreed not to include on such schedule, Service Recipient’s Service Coordinator shall contact Service Provider’s Service Coordinator, and provide a written request (based on the form of Service Schedule attached hereto as Schedule 2.4 or another form as may be mutually agreed to by the Parties) describing such additional service, which Service Provider shall consider in good faith (each such service, to the extent mutually agreed by the Parties, an “Additional Service”). Notwithstanding the foregoing, Service Provider shall be under no obligation to accept a request for Additional Services and may reject or accept such request in its sole discretion. If Service Provider accepts a request for Additional Services, subject to obtaining any Consents necessary from any third parties including Governmental Entities (which Consents will be sought by Service Provider in accordance with Section 3.2(c)), the Parties shall in good faith negotiate the scope and terms thereof, including additional payment due Service Provider for such services, and the Parties shall execute an amendment hereto incorporating such terms. Service Provider shall not be under any obligation to provide any Additional Services unless and until the Parties execute an amendment hereto providing for such Additional Services. If agreed, any such Additional Service shall be added to the applicable Service Schedules in accordance with Section 2.5.

Section 2.5 Service Changes.

(a) If either Party wishes to change the scope or performance of the Services, it shall submit the requested change to the other Party in writing with reasonable detail depending on the scope and complexity of the requested change. Service Provider shall, within a reasonable time after such request (and, if such request is initiated by Service Recipient, not more than [***] Business Days after receipt of Service Recipient’s written request, unless Service Provider notifies Service Recipient that an extension will be required due to the nature and complexity of the request), provide a written estimate to Service Recipient of: (i) the likely time required to implement the change; (ii) any necessary variations to the Fees and other charges for the Services arising from the change; (iii) the likely effect of the change on the Services, including any known Dependent Services; and (iv) any other impact the change might have on the performance of this Agreement. Promptly after receipt of the written estimate, the Parties shall negotiate and agree in writing on the terms of such change (a “Change Order”). Neither Party shall be bound by any Change Order unless mutually agreed in writing.

(b) The Parties acknowledge that any Service Change may result in Service Provider Parties being unable to continue the provision of all or a portion of a Service subject to the Service Change or a related Service (any such affected Services, the “Dependent Services”). If a Service Change that would result in Dependent Services was requested by Service Recipient, Service Provider shall notify Service Recipient within [***] Business Days, and Service Recipient shall have [***] Business Days from receipt of such notice to confirm in writing to Service Provider that it still wishes to request the applicable Service Change. If Service Recipient does not provide such confirmation, Service Recipient’s original request for a Service Change shall be deemed withdrawn and will not result in any change an existing Service.

(c) The out-of-pocket expenses (but not internal costs) actually incurred by Service Provider relating to any Service Change shall be borne by (i) Service Provider for requests made by Service Provider and (ii) Service Recipient for requests made by Service Recipient. Each Party shall bear its own internal costs relating to any Service Change requested by either Party. Any Service Change shall be subject to, if applicable, any necessary Consent under any relevant Contracts with third parties, which Consents shall be sought in accordance with Section 3.2(c). Any Service Change shall automatically be deemed to amend the relevant Services on the applicable Service Schedule.

Section 2.6 Cooperation.

(a) Each Party shall cooperate reasonably with the other Party in all matters relating to the provision and receipt of the Services so as to minimize the expense, distraction and disturbance in connection with such Services, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. With respect to Service Recipient, such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by Service Provider to enable the full performance of each Party’s obligations hereunder; (ii) notifying Service Provider in advance of any changes to a Party’s operating environment or Personnel (including changes with respect to employee status) to the extent relevant to the applicable Services and working with Service Provider to effect such changes with the least interruption; and (iii) notifying Service Provider in advance of Service Recipient’s migration and integration of such Service and consequent termination of the applicable Service.

(b) Service Recipient will use commercially reasonable efforts to provide information and documentation sufficient for Service Provider Parties to perform the Services in the manner they were provided by Service Recipient (including to itself or its Affiliates) in the ordinary course prior to the Effective Date (where applicable), and will use commercially reasonable efforts to make available, as reasonably requested by Service Provider, sufficient resources and timely decisions, approvals and acceptances in order that Service Provider may perform its obligations under this Agreement in a timely and efficient manner.

(c) Service Recipient shall follow, and shall cause its Affiliates to follow (and Service Provider shall cause its third-party service providers to follow), the policies, procedures and practices followed by Service Provider Parties with respect to the Services consistent with the policies, procedures and practices that were in effect prior to the Effective Date, and any additional policies, procedures or practices, or changes thereto, reasonably necessary or advisable.

(d) If Service Recipient fails to act in accordance with this Section 2.6, Service Provider Parties shall notify Service Recipient. If such failure actually prevents Service Provider Parties, or any third party engaged by Service Provider Parties, from providing a Service hereunder, Service Provider Parties shall not be in breach of this Agreement for failing to provide the applicable Service until such time as Service Recipient’s failure to comply with this Section 2.6 has been cured.

(e) Each Party shall, upon the reasonable request, and at the sole cost and expense of the other Party, execute such documents and perform such acts as may be reasonably necessary to give full effect to the terms of this Agreement.

Section 2.7 Standard of Performance. Service Provider shall, and shall cause all Service Provider Parties to, use commercially reasonable efforts to perform the Services with the same degree of care, skill and prudence customarily exercised by it for its provision of such services to itself and its Affiliates.

Section 2.8 Pass Through of Third-Party Terms. Service Provider will use commercially reasonable efforts to provide to Service Recipient the full benefit of all covenants, representations, warranties and indemnities granted to Service Provider by third parties in connection with any Services by either (a) providing them directly to Service Recipient as part of this Agreement or (b) enforcing them against the third party and providing the benefits of that enforcement to Service Recipient.

ARTICLE III

LIMITATIONS

Section 3.1 General Limitations.

(a) Subject to Section 3.5, Service Provider may freely select the Persons, equipment, and Software that it will use to provide the Services; provided that Service Provider shall remain responsible for the performance of the Services in accordance with this Agreement, subject to Section 3.2 below.

(b) Service Recipient expressly acknowledges that, except for the right to receive the Services provided by Service Provider Parties as agreed herein, Service Recipient has no right to receive any services from Service Provider or its Affiliates.

(c) Except as otherwise provided in this Agreement, each of Service Provider and Service Recipient shall bear its own costs of providing or receiving the Services.

(d) Without limiting Service Provider’s obligation to provide or cause to be provided the Services in accordance with this Agreement, Service Recipient acknowledges and agrees that Service Provider Parties shall provide the Services in the methods and manners determined in Service Provider Parties’ sole discretion, including any and all decisions regarding: (i) hiring or engaging any additional employees or contractors; (ii) maintaining the employment or engagement of any specific employee or contractor; (iii) purchasing, leasing or licensing any additional equipment, hardware or IT Assets; (iv) paying any costs related to the transfer or conversion of data from Service Provider Parties or any alternate supplier of Services; or (v) upgrading or maintaining any equipment, hardware or IT Assets.

Section 3.2 Third-Party Limitations.

(a) Service Recipient acknowledges and agrees that the Services provided by Service Provider through third parties or using third-party Intellectual Property are subject to the terms and conditions of any applicable Contracts between Service Provider and such third parties. Service Recipient shall comply, and shall cause its Affiliates to comply, with the terms of such Contracts to the extent they are relevant to the receipt of the Services and to the extent that such terms are known to Service Recipient or its Personnel.

(b) Service Provider shall be entitled to exclusively manage its relationships with third parties.

(c) Service Provider Parties shall be responsible for the acts, omissions, defaults or insolvency of any third party engaged to provide Services. In the event that a third party that has been engaged to provide such Services fails to provide the Services in accordance with this Agreement, Service Provider Parties shall use commercially reasonable efforts to assert any rights that Service Provider Parties may have under the applicable Contracts with such third party. If the foregoing does not result in the restoration of the applicable Services, the applicable Service Provider Parties shall use commercially reasonable efforts to obtain a reasonable alternative arrangement to provide the relevant Services sufficient for the purposes of Service Recipient; provided that if no reasonable alternative arrangement is available, Service Provider Parties shall not be required to provide the affected Services. All costs associated with the foregoing shall be borne by Service Recipient; provided that if Service Provider or any of its Affiliates also receives services from such alternative service provider, Service Recipient shall only pay its pro rata share of the costs associated with obtaining such alternative service provider.

(d) Service Provider shall use commercially reasonable efforts to obtain any necessary Consent from third parties in order to provide the Services. If any such Consent is not obtained, Service Provider Parties shall use commercially reasonable efforts to obtain a reasonable alternative arrangement to provide the relevant Services sufficient for the purposes of Service Recipient; provided that if no reasonable alternative arrangement is available, Service Provider Parties shall not be required to provide the affected Services. All costs associated with the foregoing Consents and reasonable alternatives related to Service Changes requested by Service Provider shall be borne by Service Provider. All costs associated with the foregoing Consents and reasonable alternatives related to the Services or any Service Changes requested by Service Recipient shall be borne by Service Recipient. The Parties shall, at the other Party’s request, provide commercially reasonable assistance in obtaining the foregoing Consents and reasonable alternatives.

(e) Service Recipient shall not discuss with any third party the provision of the Services, except as permitted under Article VI and with third parties being considered to provide services similar to the Services after the Term (provided that such third parties shall be informed of the confidential nature of the information and shall be bound in writing to maintain its confidentiality).

(f) Service Provider will not subcontract its obligations under this Agreement to a third party (including an Affiliate) if the third party will (i) have, process or otherwise have access to Service Recipient’s Confidential Information or Service Recipient’s information systems; (ii) provide a material component of any Service; (iii) provide a service, feature or functionality that is customer-facing or public-facing; or (iv) use any Trademark of any Service Recipient, without first complying with vendor diligence and other risk management processes and procedures at least as stringent as Service Provider would undertake in the ordinary course of business for onboarding vendors or other service providers to perform the same or similar types of services for Service Provider or its Affiliates (each such subcontractor or other third party, a “Permitted Subcontractor”). Service Provider shall remain fully responsible for the performance of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement as if they were Service Provider’s own employees. At Service Recipient’s written request, Service Provider shall use commercially reasonable efforts to (x) cause such Permitted Subcontractor to submit during regular business hours to an audit or examination by Service Recipient or any Governmental Entities having jurisdiction over Service Recipient and (y) terminate or suspend Service Provider’s future use of such subcontractor in connection this Agreement. Nothing contained in this Agreement shall create any contractual relationship between Service Recipient and any Service Provider subcontractor or supplier.

Section 3.3 Dependencies. Notwithstanding anything to the contrary in this Agreement, Service Recipient acknowledges that some of the Services require instructions, data, information and access from Service Recipient or third parties, or are dependent in whole or in part on completion of prior acts by Service Recipient or third parties, each of which Service Recipient shall provide (or cause to be provided) to Service Provider or otherwise complete (or cause to be completed), in each case in a form and at such time as is reasonably requested by Service Provider; provided that Service Provider shall use its commercially reasonable efforts to limit the foregoing to those that were required to perform equivalent services for Service Provider prior to the Effective Date. If Service Recipient or any third party fails to provide any such instructions, data, information or access, or fails to perform a prerequisite act, and Service Provider is prevented in whole or in part from providing any Services as a result of such failure, then Service Provider shall so notify Service Recipient and, if such failure by Service Recipient or such third party remains uncured, Service Provider shall not be liable for failing to perform the applicable Services to the extent caused by Service Recipient’s or such third party’s failure.

Section 3.4 Compliance Matters.

(a) Notwithstanding any other provision of this Agreement, Service Provider (i) shall have the right to perform any action that, in its reasonable opinion, is necessary to comply with applicable Law or any policy or procedure of any Service Provider Party that is designed to respond to a requirement of Law, to a new legal or regulatory issue, or to a security threat and (ii) shall not be required to perform or cause to be performed any Service (or portion thereof) or other obligation in connection with this Agreement that conflicts with or violates any applicable Law or any policy or procedure of any Service Provider Party that is designed to respond to a requirement of Law, to a new legal or regulatory issue or to a security threat.

(b) In connection with this Agreement, Service Provider and its Affiliates and Service Recipient and its Affiliates shall comply, and shall ensure that they and their respective representatives and Permitted Subcontractors comply, with any applicable Laws and any applicable policy or procedure of any Service Provider Party (including data encryption policies and procedures established by a Service Provider Party) that have been provided to Service Recipient.

Section 3.5 Excluded Services. Notwithstanding anything to the contrary set forth herein and subject to Section 2.5, the Transition Services shall only include those specific services set forth on Schedule 2.1.

Section 3.6 Force Majeure.

(a) No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any provision of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including: (i) acts of God; (ii) flood, fire or explosion; (iii) war, invasion, riot or other civil unrest; (iv) actions, embargoes or blockades in effect on or after the Effective Date; (v) national or regional emergency; or (vi) epidemic or pandemic (each of the foregoing, a “Force Majeure Event”). A Party whose performance is affected by a Force Majeure Event shall give notice to the other Party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

(b) During the Force Majeure Event, the non-affected Party may similarly suspend its performance obligations until such time as the affected Party resumes performance.

(c) The non-affected Party may terminate this Agreement if such failure or delay continues for a period of [***] days or more and, if the non-affected Party is Service Recipient, receive a refund of any amounts paid to Service Provider in advance for the affected Services.

ARTICLE IV

PAYMENT

Section 4.1 Fees. In consideration of the provision of the Services by Service Provider and the rights granted to Service Recipient under this Agreement, Service Recipient shall pay fees equal to the actual out-of-pocket and internal costs of Services rendered actually incurred by Service Provider [***]; provided that any Vendor Services (as defined in Schedule 2.1) that are provided to Service Recipient shall be charged to Service Recipient on a pass-through basis without any such markup [***] (“Fees”). Payment to Service Provider of such Fees and the reimbursement of pre-approved expenses pursuant to this Article IV shall constitute payment in full for the performance of the Services, and Service Recipient shall not be responsible for paying any other fees, costs or expenses.

Section 4.2 Billing and Payment Terms.

(a) Service Provider shall invoice Service Recipient monthly (such invoice to set forth a description of the Services provided) for all Services that Service Provider delivered during the preceding month, denominated in U.S. Dollars. Each such invoice shall be payable within [***] days after Service Recipient’s receipt of the invoice and payment of such invoices shall be made by Service Recipient to Service Provider in U.S. Dollars. Any Service for which the foregoing process does not apply shall be invoiced by the Service Provider Party providing such Service to Service Recipient in accordance with a mutually agreed timetable and in U.S. Dollars, and shall be paid by Service Recipient in accordance with such mutually agreed timetable and in U.S. Dollars.

(b) If any undisputed invoice or undisputed line item of an invoice is not paid in full within [***] days after Service Recipient’s receipt of the invoice pursuant to Section 11.3, interest shall accrue on the unpaid amount at a rate of [***] percent [***] per month or the highest rate permitted by applicable law, whichever is less, from the date such amount is due until finally paid. Late fees are without any prejudice to, or modification of, any other remedies that Service Provider may have.

(c) The Parties acknowledge that there may be a lag in the submission of charges from third parties relating to the provision of Services, and that the Service Provider Parties shall use commercially reasonable efforts to obtain such third party invoices, and to provide the same to Service Recipient, in a timely fashion.

Section 4.3 Disputed Invoices. If Service Recipient, acting in good faith, disputes the accuracy of all or part of any invoice, Service Recipient shall notify the applicable Service Provider Party of such dispute within [***] Business Days of receipt of the invoice in question, including the specific line item subject to dispute and the reasons for the dispute.

Section 4.4 Taxes.

(a) Except as expressly noted therein, the amounts set forth on the Service Schedules as the applicable consideration with respect to each Service do not include any Taxes, duties, imposts, charges, fees or other levies of whatever nature assessed on the provision of the Services. All Taxes, duties, imposts, charges, fees or other levies imposed by applicable Law assessed on the provision of the Services (other than income taxes or franchise taxes payable by Service Provider on the Fees received hereunder) shall be the responsibility of Service Recipient in addition to the Fees payable by Service Recipient in accordance with Section 4.2. Service Recipient shall promptly reimburse Service Provider for any Taxes, duties, imposts, charges, fees or other levies (other than income taxes or franchise taxes payable by Service Provider on the Fees received hereunder) imposed on Service Provider or which Service Provider shall have any obligation to collect with respect to or relating to this Agreement or the performance by Service Provider of its obligations hereunder, along with interest and penalties related thereto to the extent such interest or penalties are related to the actions or inactions of Service Recipient. Such reimbursement shall be in addition to the amounts required to be paid as set forth on the applicable Service Schedule and shall be made in accordance with this Article IV. Service Recipient agrees to use reasonable efforts to provide exemption certificates where available and to calculate any applicable sales and use Taxes and to make payment thereof directly to the appropriate taxing authority.

(b) All payments by Service Recipient under this Agreement shall be made without set-off and without any deduction or withholding for any Taxes, duties, imposts, charges or fees or other levies, unless the obligation to make such deduction or withholding is imposed by Law. In the event that applicable Law requires that an amount in respect of any Taxes, duties, imposts, charges, fees or other levies be withheld from any payment by Service Recipient to Service Provider under this Agreement, the amount payable to Service Provider shall be increased as necessary so that, after Service Recipient has withheld amounts required by applicable Law, Service Provider receives an amount equal to the amount it would have received had no such withholding been required, and Service Recipient shall withhold such Taxes, duties, imposts, charges, fees or other levies and pay such withheld amounts over to the applicable governmental authority in accordance with the requirements of the applicable Law and provide Service Provider with a receipt confirming such payment. Service Provider shall reasonably cooperate with Service Recipient to determine whether any such deduction or withholding applies to the payments hereunder, and if so, shall further reasonably cooperate to minimize applicable deduction or withholding.

Section 4.5 No Offset. Except as mutually agreed by the Parties, in no event shall Service Recipient offset any amounts due hereunder for its receipt of Services by amounts owed to Service Recipient by Service Provider Parties under this Agreement.

ARTICLE V

ACCESS TO NETWORKS AND PREMISES;

DATA PRIVACY AND DATA SECURITY

Section 5.1 Access to Networks. Each Party and its Affiliates may provide the other Party and its Affiliates with access to such Party’s IT Assets via a secure method selected by such Party, as further described in the Data Sharing Agreement.

Section 5.2 Access to Premises. Each Party shall ensure that when entering or within the other Party’s premises, all such Party’s Personnel (including Permitted Subcontractors) must establish their identity to the satisfaction of security personnel and comply with all directions given by them, including directions to display any identification cards provided by such other Party or to vacate the premises of such other Party.

Section 5.3 Data Privacy and Data Security. During the Term, the terms of the Data Sharing Agreement shall apply with respect to the Parties’ compliance with data privacy and data security Laws and obligations.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Information. The Receiving Party agrees: (a) not to disclose or otherwise make available the Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its Affiliates, and their officers, employees and legal advisors who have a “need to know,” who have been apprised of this restriction and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Section 6.1; (b) to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under this Agreement or to make use of the Services; and (c) to promptly notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party, with the Party disclosing such information or materials, the “Disclosing Party,” and the Party receiving such information or materials, the “Receiving Party.”

Section 6.2 Disclosure in Compliance With Law. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide: (a) prompt written notice of such requirements so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and (b) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which the Receiving Party is legally required to disclose.

Section 6.3 Unauthorized Disclosures. The Receiving Party shall immediately inform the Disclosing Party in the event that it becomes aware of the possession, use or knowledge of any of the Confidential Information by any Person not authorized to possess, use or have knowledge of the Confidential Information and shall, at the request of the Disclosing Party, provide such reasonable assistance as is required by the Disclosing Party to mitigate any damage caused thereby.

Section 6.4 Injunctive Relief. Each Party acknowledges that a breach by a Party of this Article VI may cause the non-breaching Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive, but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

ARTICLE VII

DATA AND INTELLECTUAL PROPERTY

Section 7.1 Ownership of Data and Intellectual Property.

(a) Each Party retains the ownership and title to any and all of its data an Intellectual Property as of the Effective Date. This Agreement is not intended to, and shall not, transfer or license any Intellectual Property from one Party to the other, except for the limited license rights as expressly set forth in in Section 7.1(c) and Section 7.1(d).

(b) All Intellectual Property created or developed by Service Recipient in connection herewith shall be owned by Service Recipient. Except as otherwise mutually agreed by the Parties, any Intellectual Property created or developed by or on behalf of Service Provider Parties in connection herewith shall be owned by Service Provider.

(c) Service Provider hereby grants to Service Recipient and to its Personnel, a non-exclusive, limited license and right, during the Term, under the Intellectual Property (other than Trademarks) of Service Provider or its Affiliates, to use the embodiments of Intellectual Property provided by Service Provider to Service Recipient hereunder solely to the extent necessary for the receipt, access and use of the Services. Notwithstanding the foregoing, Service Provider shall grant a license to Service Recipient and its Personnel beyond the Term on reasonable terms and conditions pursuant to a Change Order.

(d) Service Recipient hereby grants to Service Provider, any Service Provider Affiliate or third party providing Services, and each of their Personnel, a non-exclusive, limited license and right, during the Term, under the Intellectual Property (other than Trademarks) of Service Recipient and its Affiliates, to use the embodiments of Intellectual Property provided by Service Recipient to Service Provider hereunder, solely to the extent necessary for the provision of the Services.

(e) For the avoidance of doubt, nothing herein shall be construed as a license, assignment, or grant of any rights to either Party’s Trademarks, and Service Recipient will not use Service Provider’s or its Affiliates’ Trademark, or otherwise identify Service Provider Parties in advertising, publicity or otherwise, in each case without obtaining Service Provider’s prior written consent.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Service Recipient. Service Recipient shall defend, indemnify and hold harmless Service Provider Parties and any of their Personnel, successors and permitted assigns (collectively, the “Service Provider Indemnitees”), from and against all Losses arising out of or resulting from any third-party claim, suit, action or proceeding (each, a “Covered Action”), to the extent arising out of or resulting from: (a) Service Recipient’s material breach of any of its obligations under this Agreement or (b) the subject matter of this Agreement, including the use of (or inability to use) the Services, except to the extent resulting from or arising out of Service Provider’s (i) gross negligence or willful misconduct or (ii) material breach of any of its obligations under this Agreement.

Section 8.2 Indemnification by Service Provider. Service Provider shall defend, indemnify and hold harmless Service Recipient, its Affiliates and its and their Personnel, successors and permitted assigns (collectively, the “Service Recipient Indemnitees”; and, together with Service Provider Indemnitees, the “Indemnitees”), from and against any and all Losses arising out of or resulting from any third-party Covered Action, to the extent arising out of or resulting from Service Provider’s (i) gross negligence or willful misconduct or (ii) material breach of any of its obligations under this Agreement.

Section 8.3 Indemnification Procedures. In seeking indemnification hereunder, an Indemnitee shall promptly notify the Party providing indemnification (the “Indemnifying Party”) in writing of any Covered Action and cooperate with the Indemnifying Party, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall immediately take control of the defense and investigation of such Covered Action and shall employ counsel of its choice to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any Covered Action in a manner that adversely affects the rights of an Indemnitee without such Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. An Indemnitee’s failure to perform any obligations under this Section 8.3 shall not relieve the Indemnifying Party of its obligations under this Section 8.3, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result of such failure. The applicable Indemnitee may participate in and observe the proceedings at its own cost and expense. Subject to Section 9.1, the rights and remedies of the Parties under this Agreement (including pursuant to Section 8.1 and Section 8.2) are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder or at law or in equity for any breach of this Agreement.

ARTICLE IX

WARRANTIES, DISCLAIMER AND LIMITATION OF LIABILITY

Section 9.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR OR SPECIFIC PURPOSE, DATA ACCURACY, QUIET ENJOYMENT AND NON-INFRINGEMENT.

Section 9.2 Limitation of Liability.

(a) THE SERVICE PROVIDER PARTIES SHALL HAVE NO LIABILITY TO SERVICE RECIPIENT OR ANY THIRD PARTY FOR ANY DAMAGES (AS DEFINED HEREIN) ARISING IN ANY MANNER OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR BREACH HEREOF, OR INCIDENT TO SERVICE RECIPIENT’S OR ANY THIRD PARTY’S USE OF (OR ANY INABILITY TO USE) THE SERVICES OR ANY OTHER INFORMATION OR MATERIALS PROVIDED TO SERVICE RECIPIENT HEREUNDER, WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL (INCLUDING LOSS OF DATA, LOSS OF USE, CLAIMS OF THIRD PARTIES OR LOST PROFITS OR REVENUES OR OTHER ECONOMIC LOSS BY SERVICE RECIPIENT OR ANY THIRD PARTY), WHETHER IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), CONTRACT OR OTHERWISE, AND WHETHER OR NOT THE SERVICE PROVIDER PARTIES HAVE BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

(b) IN NO EVENT WILL THE SERVICE PROVIDER PARTIES BE LIABLE HEREUNDER FOR AN AGGREGATE AMOUNT IN EXCESS OF THE FEES PAID, ACCRUED OR PAYABLE PURSUANT TO THIS AGREEMENT IN THE [***] PRIOR TO THE DATE OF THE APPLICABLE CLAIM; PROVIDED, THAT IF [***] HAVE NOT ELAPSED SINCE THE EFFECTIVE DATE, SUCH TOTAL AGGREGATE LIABILITY WILL NOT EXCEED [***] OF THE AVERAGE MONTHLY FEES PAID FOR THE ELAPSED PERIOD OF THE TERM. THE FOREGOING LIMITATION SHALL NOT APPLY TO DAMAGES RESULTING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE X

TERM AND TERMINATION

Section 10.1 Term of Agreement and Services. Except as otherwise expressly set forth in this Agreement, this Agreement shall become effective on the Effective Date and shall remain in force for a period of [***] months following the Effective Date. Not less than [***] days prior to the expiration date of this Agreement, the Parties shall confer to determine in good faith whether the term of this Agreement or any Services hereunder should be extended for any period (such initial period and any extension thereof, collectively, the “Term”).

Section 10.2 Termination.

(a) Termination by Either Party. This Agreement or any Service provided hereunder, as applicable, may be terminated by either Party (such Party, the “Terminating Party”) upon written notice to the other Party, if:

(i) the other Party fails to perform or otherwise breaches a material provision of this Agreement and such failure or breach is not cured, to the reasonable satisfaction of the Terminating Party, within [***] days of written notice thereof;

(ii) the other Party fails to perform or otherwise breaches a material provision of this Agreement, where such failure or breach is substantially similar to a prior failure or breach by such other Party, unless, within [***] days of written notice of such subsequent failure or breach, such other Party has (x) cured such subsequent failure or breach to the reasonable satisfaction of such Party (if such failure or breach is subject to cure) and (y) demonstrated, to such Party’s sole satisfaction, that such other Party has enacted remedial measures designed to prevent the failure or breach from occurring again;

(iii) the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party;

(iv) Service Provider Parties are prevented from performing this Agreement or any particular Service provided hereunder for a period of at least [***] days by reason of the occurrence of any Force Majeure Event; provided that this Agreement may only be terminated under this Section 10.2(a)(iv) with respect to the affected Service; or

(v) required by any Governmental Entity, upon [***] days’ notice or sooner if necessary; provided that, in such circumstances, the Parties shall use commercially reasonable efforts to identify a reasonable alternative arrangement to provide the relevant Services sufficient for the purposes of Service Recipient. The applicable Party prevented by such regulatory action shall bear the reasonable additional costs and expenses of the other Party arising as a result of such regulatory action.

(b) Partial Termination by Service Recipient. Service Recipient may, on [***] days’ prior written notice to Service Provider, terminate in whole or in part any Service (to the extent terminated, a “Terminated Service”). Any such termination notice shall include all other Services that are dependent upon the Terminated Services (e.g., a request to terminate network services shall also include the termination of email services). Service Provider shall, within [***] days of receipt of Service Recipient’s written termination notice, notify in writing Service Recipient of (i) any affected Dependent Services of the Terminated Service that were not included in Service Recipient’s written termination notice and (ii) any Additional Services that Service Provider may require as a result of the termination of such Terminated Service. Service Recipient shall, within [***] days of receipt of Service Provider’s written notice, confirm to Service Provider in writing the termination of the Service and any and all Dependent Services listed in Service Provider’s written notice; provided that if Service Recipient does not so confirm within the foregoing period, Service Recipient shall be deemed to have confirmed the termination of the Services and any and all Dependent Services listed in Service Provider’s written notice. Any such Terminated Service shall be deleted from Schedule 2.1 (as applicable) and Service Provider Parties shall have no further obligation to provide, and Service Recipient shall have no obligation to continue to use or pay for, any such Terminated Service. Any termination notice delivered by Service Recipient shall specify in detail the Services to be terminated, and the effective date of such termination. Upon receipt of a written notice of termination of a Service, Service Provider Parties shall: (x) cease providing the applicable Terminated Service as of the termination date set forth in the notice; and (y) only invoice Service Recipient for (i) its use of the applicable Terminated Service prior to the effective date of termination and (ii) any irrecoverable costs borne by the Service Provider in expectation of providing the applicable Terminated Service beyond such effective date of termination; provided that if Service Recipient actually uses the applicable Terminated Service following the effective date of termination, Service Provider Parties shall invoice Service Recipient for such use, and Service Recipient shall pay such invoice in accordance with this Agreement.

Section 10.3 Effect of Termination. In the event that this Agreement is terminated for any reason:

(a) Service Provider shall (i) provide reasonable cooperation and assistance to Service Recipient upon Service Recipient’s written request and at Service Recipient’s expense in transitioning the Services to an alternate Service Provider and (ii) on a pro rata basis, repay all Fees and expenses paid in advance for any Services which have not been provided. Service Recipient will pay Service Provider for the Services that have been properly performed through the date of termination.

(b) Subject to the terms of the Data Sharing Agreement, each Party shall (i) return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information, (ii) permanently erase all of the other Party’s Confidential Information from its computer systems and (iii) at the other Party’s request, certify in writing to the other Party that it has complied with the requirements of this clause; provided, however, that Service Recipient may retain copies of any Confidential Information of Service Provider to the extent necessary to allow it to make full use of the Services.

(c) In no event shall Service Recipient be liable for any Service Provider Personnel termination costs arising from the expiration or termination of this Agreement.

(d) The rights and obligations of the Parties set forth in Section 1.1, Article IV, Article VI, Article VII, Article VIII, Article IX, this Section 10.3, and Article XI will survive any such termination or expiration of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Interpretation.

(a) For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

(b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(c) Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement.

(d) When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated.

(e) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders and references to a Person are also to its permitted successors and assigns.

(f) References to “Dollars” or “$” are to U.S. dollars.

(g) References to “U.S.” are to the United States of America, including its territories and possessions.

(h) References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder.

(i) Any reference to “days” means calendar days unless Business Days are expressly specified.

(j) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 11.2 SDA Provisions. The following provisions of the Separation and Distribution Agreement are hereby incorporated by reference mutatis mutandis: Article IX (Dispute Resolution), Section 11.1 (Complete Agreement; Construction), Section 11.2 (Ancillary Agreements), Section 11.3 (Counterparts), Section 11.7 (Waivers), Section 11.8 (Amendments), Section 11.9 (Assignment), Section 11.10 (Successors and Assigns), Section 11.13 (Subsidiaries), Section 11.15 (Title and Headings), Section 11.18 (Specific Performance), Section 11.19 (Severability), and Section 11.20 (No Duplication; No Double Recovery).

Section 11.3 Notices. All notices and other communications to be given to either Party under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or [***] days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or electronically mailed (with a response confirming receipt), and shall be directed to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.3):

To Service Recipient:

[•]

with a copy (which shall not constitute notice) to:

[•]

To Service Provider:

[•]

with a copy (which shall not constitute notice) to:

[•]

Section 11.4 Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, cause of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 11.5 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 11.6 No Joint Venture or Partnership. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

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IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be duly authorized, executed and delivered, as of the Effective Date.

Adeia Inc.

By:
Name:
Title:

Xperi Inc.

By:
Name:
Title: